10f-3 Transactions Summary*

* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.

Fund
----
Vestaur Securities, Inc.


Security

Triad Hospitals Inc

Advisor

EIMCO

Transaction

 Date

  11/6/2003

Cost (respectively)

     $250,000

% of

Offering Purchase (respectively)

   0.056%

Broker

Merrill Lynch, Pierce, Fenner & Smith Inc.